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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*

                           MAI SYSTEMS CORPORATION
  ______________________________________________________________________
                               (Name of Issuer)


                                 COMMON STOCK
  ______________________________________________________________________
                        (Title of Class of Securities)


                                 552620 20 5
          _________________________________________________________
                                (CUSIP Number)



   Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                 SCHEDULE 13G

   CUSIP No. 552620 20 5
             ___________

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        AIF II, L.P.
   ______________________________________________________________________
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                  (b) / /
   ______________________________________________________________________
   3    SEC USE ONLY

   ______________________________________________________________________
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
   ______________________________________________________________________
                       5  SOLE VOTING POWER

   NUMBER OF
   SHARES              __________________________________________________
   BENEFICIALLY        6  SHARED VOTING POWER
   OWNED BY
   EACH                __________________________________________________
   REPORTING           7  SOLE DISPOSITIVE POWER
   PERSON
   WITH

   ______________________________________________________________________
                       8  SHARED DISPOSITIVE POWER

   ______________________________________________________________________
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


   ______________________________________________________________________
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                       / /

   ______________________________________________________________________
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


   ______________________________________________________________________
   12  TYPE OF REPORTING PERSON*

        PN
   ______________________________________________________________________

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                 SCHEDULE 13G

   CUSIP No. 552620 20 5
             ___________

   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        LION ADVISORS, L.P.
   ______________________________________________________________________
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) /X/
                                                                  (b) / /
   ______________________________________________________________________
   3    SEC USE ONLY

   ______________________________________________________________________
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
   ______________________________________________________________________
                       5  SOLE VOTING POWER

   NUMBER OF
   SHARES              __________________________________________________
   BENEFICIALLY        6  SHARED VOTING POWER
   OWNED BY
   EACH                __________________________________________________
   REPORTING           7  SOLE DISPOSITIVE POWER
   PERSON
   WITH

   ______________________________________________________________________
                       8  SHARED DISPOSITIVE POWER

   ______________________________________________________________________
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


   ______________________________________________________________________
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                       / /

   ______________________________________________________________________
   11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


   ______________________________________________________________________
   12  TYPE OF REPORTING PERSON*

        PN
   ______________________________________________________________________

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

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   Item 1.
   _______

        (a)  Name of Issuer:  MAI Systems Corporation

        (b)  Address of Issuer's Principal Executive Offices:

                       9501 Jeromimo Road
                       Irvine, California  92718


   Item 2.
   _______

        (a)  Name of Person Filing:  AIF II, L.P./Lion Advisors, L.P.

        (b)  Address of Principal Business Office or, if none, Residence:

                            AIF II, L.P.
                            c/o Apollo Advisors, L.P.
                            Two Manhattanville Road
                            Purchase, New York 10577

                            Lion Advisors, L.P.
                            1301 Avenue of the Americas
                            New York, New York 10019

        (c)  Citizenship:  Delaware

        (d)  Title of Class of Securities: Common Stock

        (e)  CUSIP Number: 552620 20 5


   Item 3.
   _______

   If this statement is filed pursuant to Rule 13d-1(b), or 13d-
   2(b), check whether the person filing is a:

        (a)  / /  Broker or Dealer registered under Section 15 of the Act
        (b)  / /  Bank as defined in section 3(a)(6) of the Act
        (c) / / Insurance company as defined in section 3(a)(19) of the Act
        (d) / / Investment Company registered under section 8 of the Investment Company Act
        (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
        (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
        (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
        (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

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   Item 4.   Ownership
   _______

        If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.


   Instruction:   For computations regarding securities which represent a
                  right to acquire an underlying security see Rule 13d-
                  3(d)(1).


   Item 5.   Ownership of Five Percent or Less of a Class.
   _______

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

   Instruction:   Dissolution of a group requires a response to this
                  item.


   Item 6.   Ownership of More than Five Percent on Behalf of Another
   _______   Person.
                                 / /


   Item 7.   Identification and Classification of the Subsidiary Which
   _______   Acquired the Security Being Reported on By the Parent Holding
             Company


   Item 8.   Identification and Classification of Members of the Group
   _______


   Item 9.   Notice of Dissolution of Group
   _______


   Item 10.  Certification
   ________

             This statement is not filed pursuant to Rule 13d-1(b); therefore, the certification is not applicable.

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                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with Lion Advisors, L.P.

   Dated:  May 7, 1996


                         AIF II, L.P.

                           By: Apollo Advisors, L.P., its General Partner
                             By: Apollo Capital Management, Inc., its
                                  General Partner



                         By:  /s/ Michael D. Weiner
                              __________________________________
                              Name:  Michael D. Weiner
                              Title: Vice President, Apollo Capital
                                     Management, Inc.


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                                  SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct and may be filed jointly with AIF II, L.P.

   Dated:  May 7, 1996

                            LION ADVISORS, L.P.

                              By: Lion Capital Management, Inc.,
                                     General Partner



                            By:  /s/ Michael D. Weiner
                                 __________________________________
                                 Name: Michael D. Weiner
                                 Title: Vice President, Lion Capital
                                       Management, Inc.